Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK HIGHLIGHTS GROWTH INITIATIVES AND LONG-TERM MARGIN INCREASE; RECONFIRMS FINANCIAL OUTLOOK

SPARKS, MD, FEBRUARY 22 — In a presentation today at the 2006 Consumer Analyst Group of New York (CAGNY), McCormick & Company, Incorporated (NYSE:MKC) highlighted key initiatives to grow sales in its consumer business and  projected a margin increase in the upcoming years. The Company also reconfirmed its financial objectives for 2006, 2007 and 2008.

A revitalization of the spice and seasoning business in the U.S. will begin later in 2006. The revitalization will include new merchandising equipment, updated packaging including a flip-top cap, and innovative products. By 2008, the Company plans to have these changes in effect in 20,000 retail grocery stores in the U.S. This is the most significant and comprehensive update of this product line since the 1980’s. In worldwide markets, McCormick is directing innovation and marketing support to meet consumer demand for convenience and great taste, with a focus on grilling products, seasoning blends with a grinder cap, and high quality wet flavor solutions such as cooking pastes. The Company also seeks to acquire consumer businesses that complement its current range of products and geography.

Based on these growth initiatives, the Company’s consumer business is expected to grow at a faster pace than its industrial business, which is undergoing a rationalization of products and customers. This shift in portfolio, together with actions to reduce costs, will lead to increased operating income margin.

Through 2008, the Company reconfirmed its goal to achieve annual increases of 3-5% in sales and 8-10% in earnings per share. These goals exclude the impact of special charges related to the restructuring plan and in 2006, stock compensation expense. For fiscal year 2006, the Company expects earnings per share in the range of $1.21-$1.24. This range includes an estimated reduction of 42¢ per share for special charges and 11¢ for the stock compensation expense which the Company will incur beginning in 2006.

Webcast

A rebroadcast of the Company’s presentation at CAGNY will be available on McCormick’s website. An audio replay and accompanying slides can be found at ir.mccormick.com.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food manufacturers as well as to retail outlets.

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For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

2/2006